Exhibit 10.1
982 Keynote Circle
Brooklyn Heights, Ohio 44131
Tel: 216.266.9566

April 26, 2024

Timothy K. Flanagan
c/o GrafTech International Ltd.
982 Keynote Circle
Brooklyn Heights, OH 44131

Dear Tim,
Congratulations on your appointment as Chief Executive Officer and President (“CEO”) of GrafTech International Ltd. (“GrafTech”), effective as of March 26, 2024 (the “Effective Date”).
Revised 2024 Base Salary. Effective as of April 1, 2024, your annual base salary rate will be increased to $702,000 per year (the “New Base Salary”), payable in accordance with the normal payroll practices of GrafTech International Holdings Inc. (“Holdings”) and subject to applicable withholding taxes (as of such date, you will no longer receive any monthly stipend for your service in the role of Interim CEO).
Clarified 2024 STIP and LTIP Award Opportunities. For purposes of your target award opportunity for 2024 under GrafTech’s Short-Term Incentive Plan (including any successor program, the “STIP”), as well as your long-term incentive award opportunity under the GrafTech International Ltd. Omnibus Equity Incentive Plan (the “LTIP”) for 2024, such STIP target award opportunity will remain unchanged, based on 100% of the New Base Salary, and such LTIP target award opportunity will remain unchanged, based on 200% of the New Base Salary.
Revised Severance Benefit. You are currently a party to an offer letter, dated October 29, 2021, with Holdings (the “Offer Letter”). Pursuant to the Offer Letter, you are currently entitled to receive a “Severance Benefit,” upon termination of your employment by GrafTech without “Cause,” equal to 12 months of base salary at the rate in effect for you immediately prior to such termination of employment, payable in substantially equal installments in accordance with GrafTech’s payroll practices in effect from time to time, commencing on the 60th day following the date of such termination and ending on the last payroll date in the last month of such 12-month period (the first such installment payment shall include all amounts that would have been paid to you in accordance with GrafTech’s payroll practices if such payments had begun on the date of such termination). This benefit is referred to as the “Severance Benefit.”
For purposes of the Severance Benefit, “Cause” means: (1) gross negligence or willful failure by you to perform your duties and responsibilities to GrafTech (or a subsidiary or a successor, if appropriate) (collectively, the “GrafTech Companies”) after written notice thereof and a failure to remedy such failure within 30 days of such notice; (2) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct (or failure to act) by you, at your direction, or with your prior personal knowledge, that has caused or is reasonably expected to cause injury to the GrafTech Companies; (3) your conviction of, or pleading guilty or nolo contendere to, (A) a felony or (B) a crime that has, or could reasonably be expected to result in, an adverse impact on the performance of your duties and responsibilities to the GrafTech Companies, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business, business reputation or business relationships of the GrafTech Companies: (4) material unauthorized use or disclosure by you of any confidential information of the GrafTech Companies or any other party to whom you owe an obligation of nonuse and nondisclosure as a result of your relationship with the GrafTech Companies unless otherwise permitted; (5) breach by you of any of your material obligations under any written agreement with the GrafTech Companies, or of the Code of Conduct, code of ethics or any other material written policy of, or a fiduciary duty or responsibility to, the GrafTech Companies after written notice thereof and a failure to remedy such breach within 30 days of such notice; or (6) your misappropriation of the assets or business opportunities of the GrafTech Companies.
GrafTech has no obligation to provide the Severance Benefit unless (1) within 60 days, or such shorter period as designated by GrafTech, following the date of such termination of employment, you execute and deliver to GrafTech a release of claims in the form reasonably requested by GrafTech in connection with such termination of employment and (2) any applicable revocation period for such release of claims expires without you having revoked such release of claims. Each Severance Benefit payment shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Further, notwithstanding anything to the contrary, if you are a “specified employee,” determined pursuant to procedures adopted by GrafTech in compliance with Section 409A, on the date of your termination and if any portion of the payments or benefits to be received by you upon your termination of employment would constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to the Severance Benefit during the six-month period immediately following your termination of employment will instead be paid or made available on the earlier of (1) the first business day of the seventh month after your termination of employment, or (2) your death.
Effective as of the Effective Date, the amount of the Severance Benefit you are eligible to receive if GrafTech or Holdings terminates your employment without Cause will be increased to an amount equal to the product of (1) 1.5, multiplied by (2) the sum of (A) your annual base salary rate on the date of such termination (without regard to any reduction thereto) plus (B) your target annual incentive award opportunity under the STIP (without regard to any reduction thereto) for the year in which such termination occurs (the “New Severance Benefit”). The New Severance Benefit will otherwise be subject to substantially the terms and conditions for the Severance Benefit as described above.
In addition, you will be eligible to receive the New Severance Benefit if you terminate your employment with Holdings and GrafTech for “Good Reason.” For purposes of the New Severance Benefit, “Good Reason” means, in the absence of your prior written consent (and at a time when Cause does not exist):
1.GrafTech or any subsidiary materially diminishes your annual base salary rate or target annual incentive opportunity (provided, however, that any reduction in such annual base salary rate or such target annual incentive opportunity of 30% or less that is part of an across-the-board reduction involving substantially similar proportions applicable to all similarly situated employees of GrafTech and/or Holdings (including other GrafTech executive officers) will not (by itself) be deemed to constitute a “Good Reason” event hereunder);

2.GrafTech or any subsidiary materially diminishes your job title and/or the nature and/or scope of your job responsibilities and duties; or

3.GrafTech or any subsidiary relocates the facility that is your principal place of business with GrafTech to a location more than 50 miles from the immediately preceding location (excluding travel in the ordinary course of business), unless either GrafTech or any subsidiary maintains or provides an alternate business location within 50 miles of such immediately preceding location that includes a reasonably suitable office for you to continue to perform your duties, or the board of directors of GrafTech permits you to perform your duties from a home office;

provided, however, that such termination of employment by you shall not be deemed to be for Good Reason unless (A) you have notified GrafTech and/or Holdings in writing describing the occurrence of one or more of such Good Reason events within 90 days of such occurrence, (B) Holdings and/or GrafTech fails to cure such Good Reason event(s) within 30 days after its receipt of such written notice and (C) the termination of employment occurs within 30 days after the occurrence of the applicable Good Reason event(s).
For the avoidance of doubt, the Severance Benefits described in this letter will replace the Severance Benefits described in the Offer Letter in their entirety, so that the only Severance Benefits you will be eligible to receive upon a qualifying termination of employment as described herein will be those Severance Benefits described herein.
Please confirm your acceptance of the terms and conditions of this letter and the matters to which it relates, as described herein, by signing and returning copy of this letter to GrafTech.

Sincerely,
/s/ Gina K. Gunning
Gina K. Gunning
Chief Legal Officer & Corporate Secretary

Acknowledgement and Acceptance:

Signature: /s/ Timothy K. Flanagan
Name: Timothy K. Flanagan

Date: April 26, 2024